UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

GXO Logistics, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
☑ No fee required.
☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 13, 2026
To Our Valued Stockholders:

The following supplemental disclosure has been provided to give additional context regarding Proposal 3, our advisory vote to approve executive compensation (“Say-on-Pay”), in connection with the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of GXO Logistics, Inc. (“GXO” or the “Company”) to be held on Wednesday, May 20, 2026, at 9:00 a.m. Eastern Time. The meeting will be conducted exclusively as a live webcast. You can access the meeting at https://meetnow.global/M5JFT4M with your control number.

Below we have provided additional information regarding the one-time, non-recurring compensation arrangement related to our Chief Executive Officer (“CEO”) transition.
The GXO Board of Directors (the “Board”) recommends that stockholders vote “FOR” the Say-on-Pay proposal.

Our Robust CEO Succession Planning Process

As previously communicated to stockholders throughout 2025 and as detailed in our proxy statement, we completed a disciplined CEO succession process intended to protect stockholder value. The Board balanced various key priorities throughout the transition, including maintaining stability and leadership continuity, preserving institutional knowledge and key relationships, delivering strong results and protecting the Company’s competitive position.

Assisted by an external search firm, the full Board participated in screening and interviewing potential successors, which included both internal and external candidates. As a member of the Board, Mr. Wilson actively supported the search process and continued to lead the business during this period. His perspective on the requisite qualities for an individual to be successful as CEO was instrumental in ensuring the Board selected the right candidate to lead GXO’s next phase of growth.

After Patrick Kelleher was selected as the next CEO of GXO, our former CEO, Malcolm Wilson continued to serve as CEO through August 18, 2025 and as Advisor to the CEO through December 3, 2025, supporting Mr. Kelleher’s onboarding and an orderly transfer of key business, customer, investor and employee knowledge. We commend Mr. Wilson for his efforts to facilitate a thoughtful transition and are grateful for his continued fidelity to GXO, its business and its stockholders.

Two Transition-Specific Enhancements Structured to Facilitate a Smooth Transition

The Compensation Committee (the “Committee”) of the Board evaluated Mr. Wilson’s severance and transition arrangements based on the value provided to GXO and its stockholders. The Committee approved two enhancements beyond GXO’s existing severance plan: a discretionary bonus opportunity and a separate non-compete payment, because each addressed a distinct transition need and was structured to protect the Company’s long-term interests.

First, because the precise length of Mr. Wilson’s continued CEO service and transition support was not known when the arrangements were established (in December 2024), the Committee used a discretionary bonus opportunity rather than a formulaic bonus. The Committee felt strongly about securing and incentivizing Mr. Wilson’s active leadership of the Company’s business while it searched for and onboarded his replacement. The bonus opportunity was not a guaranteed entitlement. It was tied to Company performance and the successful execution of the transition. During 2025, Mr. Wilson maintained stability and delivered strong results while he continued to receive his base salary , but did not participate in our annual incentive program (AIP) nor receive new long-term incentive (LTI) equity awards.

Second, the Committee approved a $3,000,000 payment to secure a three-year post-employment non-compete, which exceeds typical market practice and was viewed by the Committee as critical to protecting the Company’s long-term interests. The related $3,000,000 payment is payable quarterly over three years and subject to continued compliance; it is not a lump-sum award and payments may be terminated and clawback rights enforced if the covenant is violated.

The three-year non-compete that is currently in place for Mr. Wilson is aligned with the standard practice of our former Parent Company, XPO, and was implemented to protect the business from encroachment from competitors who recognize the success of the business and the value of its key executive talent. The Committee viewed the extended non-compete as reasonable given Mr. Wilson’s deep knowledge of GXO’s strategy, commercial relationships, operating model and executive talent.

Taken together, these enhancements were calibrated to the unique facts of the planned transition rather than to establish new ongoing severance practices for the Company.

Actual Discretionary Bonus Aligned with Performance and Transition Outcomes

The Committee approved the payout of the discretionary bonus based on the duration and quality of Mr. Wilson’s continued service and the successful execution of the CEO transition. The Committee calculated the amount of Mr. Wilson's bonus of $2,071,620, based on a multitude of factors, including estimated pro-rated AIP value ($1,779,004) for the 2025 AIP, and an additional amount recognizing the successful execution of the CEO transition. The Committee also considered that Mr. Wilson was not granted a 2025 Long-Term Incentive (LTI) Award, despite serving as CEO for the majority of the year. It should be noted that the discretionary bonus amount was substantially lower than what would have been an estimated potential payout under the combined pro-rated AIP and LTI value ($3,523,360) if Mr. Wilson had participated in such programs.

The Committee also considered applicable UK employment law and related legal considerations. As a UK based employee, Mr. Wilson’s previously executed employment agreement required that Mr. Wilson honor a 12-month notice period for his departure, for which he was entitled to his salary, and a 12-month non-compete covenant after his employment ended. In this context, the Compensation Committee took into account the potential for claims associated with the treatment of annual incentive compensation upon termination. Mr. Wilson’s annual non-compete payment amount is less than the compensation that he would have otherwise been expected to receive through his salary and bonus arrangements. These arrangements were transition-specific and do not represent an ongoing practice or alter GXO’s performance-based compensation program.

Our Commitment to Stockholder Alignment and Governance

GXO maintains a strong commitment to compensation governance and alignment with stockholder value, including:

•A rigorous pay-for-performance framework that has historically been widely approved by stockholders, with all Say-on-Pay proposals receiving approximately 90%+ support since we became a standalone public company
•Use of discretion, where appropriate, to align outcomes with stockholder experience
•Transparent disclosure and responsiveness to investor feedback
•Continuous improvement in governance practices and ongoing efforts to evaluate and refine the Company’s compensation programs, disciplined decision-making and transparency

Your Vote to Approve Proposal 3 is Important

With this context on our successful CEO transition and additional detail on the payment structures to facilitate leadership stability and protect long-term stockholder value, we ask stockholders to carefully consider these facts and circumstances as they make their vote determinations. We value the opportunity to engage with our stockholders on matters related to the CEO transition, executive compensation and our broader corporate governance practices.

We welcome the opportunity to engage with all stockholders and discuss any questions they may have regarding the CEO transition arrangements or the Say-on-Pay proposal in advance of the Annual Meeting to be held on May 20, 2026. Stockholders who would find a conversation helpful are encouraged to contact the Company to schedule a discussion by sending a written request to: Investor Relations, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831 or by contacting Investor Relations by email at InvestorRelations@gxo.com or by calling (203) 489-1287, to schedule a discussion prior to the Annual Meeting.

The Board of Directors recommends a vote “FOR” Proposal 3: Advisory Approval of Executive Compensation.